Exhibit (a)(1)(b)

FORM E-MAIL TO EMPLOYEES AFFECTED BY 409A

From: george.mazzotta@cnet.com

Date: March 7, 2007

Subject: Action Required: Urgent Information Regarding Your CNET Stock Options

Section 409A of the Internal Revenue Code imposes certain adverse tax consequences (including income tax at vesting, an additional 20% excise tax and interest charges) on stock options that were granted at a discount from fair market value (“discount options”) and which vest after December 31, 2004.

You are receiving this e-mail because we have determined that certain of your stock options may be affected by Section 409A because they were or may have been granted at a discount from fair market value. We are offering you the opportunity to avoid the adverse tax consequences of Section 409A by amending certain stock options in return for certain cash payments.

INFORMATIONAL TELECONFERENCE

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how we intend to address the situation and the choices you have, and (iii) answer any other questions you may have, we will hold two informational sessions on Thursday March 8, 2007, at 9:00 a.m. PT and 10:00 a.m. PT. The meetings will be accessible by conference call and in person in Magma for San Francisco employees. To avoid overcrowding in Magma, please attend the 9:00 session if your last name begins with the letters A-K, and the 10:00 session if your last name begins with the letters L-Z. Both meetings will be accessible by conference call. The dial-in information is as follows:

US/Canada Dial-in #: (866) 789-9225

Int’l/Local Dial-in #: (706) 679-3884

You may access the presentation at:

[HYPERLINK TO TELECONFERENCE WEBCAST]

KEY DOCUMENTS AND MATERIALS

(1)	Offer to Amend Certain Options:

[HYPERLINK TO OFFER TO AMEND CERTAIN OPTIONS]

(2)	Election Form

[HYPERLINK TO ELECTION FORM]

(3)	Withdrawal Form

[HYPERLINK TO WITHDRAWAL FORM]

ADDENDUM TO OFFER

The following is a list of your outstanding options as of March 7, 2007 which are eligible for amendment pursuant to the Offer to Amend Certain Options, dated March 7, 2007:

Original Grant Date	Deemed Measurement Date	Options Outstanding	Vested 2004 and Prior	Vested 2005 and Later (“eligible options”)	Option Price (Original)	Revised Option Price	Cash Compensation

ACTION ITEMS

After reviewing the attached materials, if you wish to participate in the Tender Offer, you will need to fill out, sign, and date the Election Form. The Election Form must be received by Darrell Hong by no later than 11:59 p.m. on April 4, 2007 (Pacific Time), unless extended. You may send your completed Election Form to Darrell Hong by (i) fax at (415) 972-6161, (ii) by e-mail to darrell.hong@cnet.com or (iii) by hand delivery to Darrell Hong at CNET Networks, Inc., 235 Second Street, San Francisco, CA 94105.

QUESTIONS

If you have any questions about the tax consequences affecting your options, you can contact David Bernstein via e-mail using the following e-mail address: optionsinfo@cnet.com.

If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

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